Select Sector SPDr Trust
Attachment for Item 77E - Legal Proceedings
N-SAR filing dated 01/29/03

	The Trust was named as a defendant in a second amended complaint filed by Mopex, Inc. in an ongoing action in the U.S. District Court for the Northern District of Illinois. Mopex, Inc.s complaints now list twenty defendants including the Trusts investment adviser, principal underwriter, and administrator as well as other exchange traded funds, service providers, and the Chicago Stock Exchange, Inc.. Mopex, Inc. has alleged that the defendants infringed a patent it holds in unspecified ways resulting from their participation in the sale of certain exchange traded funds. Mopex, Inc. has also filed state law claims in Illinois alleging a conspiracy by the defendants to infringe the Mopex patent. Mopex, Inc. is also a party in an action in the U.S. District Court for the Southern District of New York against the American Stock Exchange which involves similar issues, but the Trust is not a party to that action. The defendants have denied the allegations of infringement and filed counterclaims for declaratory judgment on grounds of non-infringement and invalidity. There is the possibility, however, that a resolution of the claims may result in increased costs for the Trust and thus raise the expense ratios of the Funds which could adversely affect performance.